EXHIBIT 23.4

CONSENT OF KLH CONSULTING

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEER

I consent to the incorporation by reference in this Registration Statement on Form S-3 of Legend Oil and Gas, Ltd. (“Legend”) of my report dated May 19, 2011 and updated January 4, 2012 (effective as of December 31, 2010), appearing in Amendment No 2. to the Current Report of Legend on Form 8-K/A filed on January 11, 2012.

/s/ Kenton L. Hupp

Licensed Petroleum Engineer

Wichita, Kansas

January 13, 2012